AMN Healthcare Announces First Quarter 2011 Results

SAN DIEGO, May 5, 2011 /PRNewswire/ -- AMN Healthcare Services, Inc. (NYSE: AHS) today announced operating results for the first quarter of 2011. Financial highlights are as follows:

(Dollars in millions, except per share amounts)
	Q1 2011	% Chg Q1 2010	% Chg Q4 2010
Revenue	$229.4	60%	4%
Gross Profit	$67.9	70%	9%
Net Income	$2.3	189%	NM
Earnings per Diluted Share	$0.05	150%	NM
Adjusted EBITDA*	$18.2	74%	63%
Adjusted EPS*	$0.07	NM	NM
* See notes (2) and (4) under "Supplemental Financial and Operating Data" for a reconciliation of non-GAAP items. NM – Not meaningful

Key business highlights for the first quarter are as follows:

  Revenues for our largest segment, Nurse and Allied staffing, were up 6% sequentially, due primarily to a 13% sequential and 44% year-over-year increase in travel nurse staffing.
  Revenues from Locum Tenens staffing were sequentially up by 1%.
  Demand continues to rise in our temporary staffing segments.
  We continue to be successful in winning new managed services program (MSP) contracts in the marketplace.

"We continue to experience a steady market recovery, as represented by a fourth consecutive quarter of sequential, consolidated revenue growth. A healthy indicator of the improved underlying market demand is that it has been broad-based across many clients, specialties and geographies," said Susan R. Salka, President and Chief Executive Officer of AMN Healthcare. "We are also seeing our acquisition of Medfinders continue to pay off. Our stronger, combined managed services program offering has brought value and differentiation to our healthcare clients, and this has helped our travel nurse staffing business to grow at a faster pace.

"The integration of Medfinders has also exceeded our expectations, as we are ahead of schedule to achieve the $10 million of targeted annualized incremental EBITDA from revenue and cost synergies. With the major integration projects now completed, we believe we can achieve this target by the third quarter, one quarter early," added Salka. "This is a great example of the value an organization can create when talented and dedicated team members come together with the purpose of achieving common goals to serve their clients."

First Quarter 2011 Results

For the first quarter of 2011, consolidated revenue was $229 million, which represented an increase of 4% from prior quarter and 60% from prior year. First quarter revenue for the Nurse and Allied Healthcare Staffing segment was $135 million, an increase of 6% sequentially and 79% from the same quarter last year. The Locum Tenens Staffing segment generated revenue of $70 million, an increase of 1% sequentially and 16% from prior year. First quarter Physician Permanent Placement Services revenue was $11 million, an increase of 16% sequentially and 41% from prior year, and included the recognition of $2.1 million of revenue associated with the adoption of a new FASB revenue recognition standard. First quarter revenue for the Home Healthcare Services segment, which was added in the third quarter of 2010 through the acquisition, was $14 million, a decrease of 5% from the prior quarter.

Gross margin in the first quarter of 2011 was 29.6%, an increase of 150 bps compared to the previous quarter and 170 bps from prior year. The increase was due primarily to a $1.9 million actuarial-based workers compensation benefit and the adoption of the revenue recognition standard previously noted.

Selling, general and administrative ("SG&A") expenses as a percentage of revenue for the first quarter were 23.1%, compared to 24.9% in the prior quarter and 22.3% in the same quarter last year. Included in SG&A expenses in the first quarter were $1.3 million of integration-related expenses. The sequential decrease was due to lower integration-related costs in the first quarter, the inclusion in fourth quarter SG&A expenses of a $1.2 million bad debt expense related to a locum tenens client, and the leveraging of the improved cost infrastructure and acquisition synergies.

First quarter 2011 GAAP earnings per diluted share was $0.05 and included the ($0.02) impact of integration-related costs.

As of March 31, 2011, cash and cash equivalents totaled $4 million, compared to $2 million as of December 31, 2010. Total term debt outstanding, net of discount, as of March 31, 2011 was $213 million.

Business Trends and Outlook

Going into the second quarter of 2011, the Nursing and Allied Healthcare Staffing segment continues to experience positive momentum overall with 2% to 4% sequential revenue growth anticipated. This is being led by an expected increase in pro-forma travel nurse volumes of at least 30% above prior year levels. The Locum Tenens segment is expected to show a sequential improvement with a 2% to 4% increase in second quarter revenues. Physician Permanent Placement revenues are anticipated to be stable, excluding the impact of the adoption of the new revenue recognition standard. The Home Healthcare Services segment is expected to be up approximately 5%. On a consolidated basis, second quarter revenues are expected to be between $234 million and $238 million. Gross margin is anticipated to be between 27.5% and 28.0%. SG&A expenses are expected to be steady with the prior quarter.

About AMN Healthcare Services

AMN Healthcare Services, Inc. is the nation's largest provider of comprehensive healthcare staffing and workforce solutions. As the leading provider of travel nurse, per diem (local) nurse, allied and locum tenens (temporary physician) staffing and physician permanent placement services, AMN Healthcare recruits and places healthcare professionals on assignments of variable lengths and in permanent positions with clients throughout the United States. AMN Healthcare is also the nation's largest provider of clinical staffing managed services programs and recruitment process outsourcing solutions. Settings staffed include acute-care hospitals, government facilities, community health centers and clinics, physician practice groups, and a host of other healthcare settings. AMN Healthcare also provides home healthcare services in select regions. For more information, visit http://www.amnhealthcare.com.

Conference Call on May 5, 2011

AMN Healthcare Services, Inc.'s first quarter 2011 conference call will be held on Thursday, May 5, 2011, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare's website at http://amnhealthcare.investorroom.com/presentations. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (800) 230-1059 in the U.S. or (612) 234-9960 internationally. Following the conclusion of the call, a replay of the webcast will be available at the company's website. A telephonic replay of the call will also be available at 7:30 p.m. Eastern Time on May 5, 2011, and can be accessed until 11:59 p.m. Eastern Time on May 26, 2011, by calling (800) 475-6701 in the U.S. or (320) 365-3844 internationally, with access code 198181.

Non-GAAP Measures

This earnings release contains certain non-GAAP financial information. These measures are not in accordance with, or an alternative to, generally accepted accounting principles in the United States ("GAAP"), and may be different from non-GAAP measures reported by other companies. From time to time, additional information regarding non-GAAP financial measures may be made available on the company's website at http://www.amnhealthcare.com/investors.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include expectations regarding second quarter revenue and gross margin, and the achievement of the EBITDA synergies from the Medfinders acquisition. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company's Annual Report on Form 10-K for the year ended December 31, 2010 and its other quarterly and periodic reports filed with the SEC. These statements reflect the company's current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

Contact:
Amy C. Chang
Vice President, Investor Relations
866.861.3229

AMN Healthcare Services, Inc. Condensed Consolidated Statements of Operations (dollars in thousands, except per share amounts) (unaudited)

	Three Months Ended
	March 31,		December 31,
	2011	2010	2010

Revenue	$ 229,402	$ 143,294	$ 220,328
Cost of revenue	161,524	103,250	158,335
Gross profit	67,878	40,044	61,993
	29.6%	27.9%	28.1%
Operating expenses:
Selling, general and administrative	52,942	31,950	54,822
	23.1%	22.3%	24.9%
Depreciation and amortization	4,465	3,298	4,836

Impairment and restructuring charges	-	-	1,050

Total operating expenses	57,407	35,248	60,708
Income from operations	10,471	4,796	1,285

Interest expense, net	5,511	2,637	5,758
Income (loss) before income taxes	4,960	2,159	(4,473)
Income tax expense (benefit)	2,704	1,379	(2,855)
Net Income (loss)	$ 2,256	$ 780	$ (1,618)

Net Income (loss) per common share:
Basic	$ 0.05	$ 0.02	$ (0.03)
Diluted	$ 0.05	$ 0.02	$ (0.03)

Weighted average common shares outstanding:
Basic	39,240	32,631	39,121
Diluted	45,842	33,471	39,121

AMN Healthcare Services, Inc. Supplemental Financial and Operating Data (dollars in thousands, except operating data) (unaudited)
	Three Months Ended
	March 31,		December 31,
	2011	2010		2010
Revenue
Nurse and allied healthcare staffing	$134,774	$75,191		$127,292
Locum tenens staffing	70,189	60,388		69,434
Physician permanent placement services	10,842	7,715		9,320
Home healthcare services	13,597	-		14,282
	$229,402	$143,294		$220,328

Reconciliation of Non-GAAP Items:

Segment Operating Income(1)
Nurse and allied healthcare staffing	$15,119	$8,734		$10,693
Locum tenens staffing	6,011	5,471		4,765
Physician permanent placement services	3,817	1,966		2,316
Home healthcare services	963	-		1,121
	25,910	16,171		18,895
Unallocated corporate overhead	7,694	5,728		7,736
Adjusted EBITDA(2)	18,216	10,443		11,159

Depreciation and amortization	4,465	3,298		4,836
Stock-based compensation	1,989	2,349		1,940
Acquisition related costs	1,291	-		2,048
Impairment and restructuring charges	-	-		1,050
Interest expense, net	5,511	2,637		5,758
Income (loss) before income taxes	4,960	2,159		(4,473)
Income tax expense (benefit)	2,704	1,379		(2,855)
Net income (loss)	$2,256	$780		$(1,618)

GAAP based diluted earnings (loss) per share (EPS)	$0.05			$(0.03)
Adjustments:
Acquisition related costs	0.02			0.02
Impairment and restructuring charges	-			0.01
Impact of assumed preferred dividends(3)	-			(0.01)
Adjusted diluted earnings (loss) per share (4)	$0.07		$	(0.01)

	Three Months Ended
	March 31,			December 31,
	2011	2010		2010
Gross Margin
Nurse and allied healthcare staffing	27.5%	26.3%		26.1%
Locum tenens staffing	26.2%	26.2%		25.4%
Physician permanent placement services	66.7%	57.9%		62.3%
Home healthcare services	38.1%	N/A		37.0%

Operating Data:
Nurse and allied healthcare staffing
Average travelers on assignment (5)	5,105	2,505		4,727
Revenue per traveler per day(6)	$293.34	$333.51		$292.70
Gross profit per traveler per day(6)	$80.69	$87.68		$76.54

Locum tenens staffing
Days filled (7)	49,461	43,065		48,502
Revenue per day filled(7)	$1,419.08	$1,402.00		$1,431.57
Gross profit per day filled(7)	$372.03	$367.08		$363.20

(1)

Segment Operating Income represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, impairment and restructuring charges, unallocated corporate expenses, and stock-based compensation expense. Management believes that Segment Operating Income is an industry wide financial measure that is useful both to management and investors when evaluating the company's performance. Management also uses Segment Operating Income for planning purposes. Segment Operating Income is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation and allocation of costs.

(2)

Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income), income taxes, depreciation and amortization, acquisition related costs, impairment and restructuring charges, and stock-based compensation expense. Management presents adjusted EBITDA because it believes that adjusted EBITDA is a useful supplement to net income (loss) as an indicator of operating performance. Management believes that adjusted EBITDA is an industry wide financial measure that is useful both to management and investors when evaluating the company's performance. Management also uses adjusted EBITDA for planning purposes. Management uses adjusted EBITDA to evaluate the company's performance because it believes that adjusted EBITDA provides an effective measure of the company's results, as it excludes certain items that management believes are not indicative of the company's operating performance and considers measures used in credit facilities. However, adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance, and it should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. As defined, adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EBITDA are not indicative of the company's operating performance, these items do impact the income statement, and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).

(3)

For purposes of calculating the loss per share for the three months ended December 31, 2010, the calculation assumes forgiven of the accumulated dividends on the preferred shares issued in connection with the Medfinders acquisition. The accumulated dividend was forgiven during the fourth quarter 2010 after the stockholders approved the optional and mandatory conversion provisions and voting rights of the shares for the preferred stock issued for the Medfinders acqusition.The impact of the dividend in the fourth quarter 2010 was to decrease the loss per common share by $0.01 per share for the three months then ended.

(4)

Adjusted EPS represents GAAP EPS excluding the impact of acquisition related costs, restructuring and impairment charges, and accumulated preferred stock dividends. Management presents adjusted EPS because it believes that adjusted EPS is a useful supplement to diluted net earnings (loss) per share as an indicator of operating performance. Management believes such a measure provides a picture of the company's results that is more comparable among periods since it excludes the impact of items that may recur occasionally, but tend to be irregular as to timing, thereby distorting comparisons between periods. However, investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded from adjusted EPS). As defined, adjusted EPS is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation. While management believes that some of the items excluded from adjusted EPS are not indicative of the company's operating performance, these items do impact the statement of operations, and management therefore utilizes adjusted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP EPS.

(5)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(6)

Revenue per traveler per day and gross profit per traveler per day represent the revenue and gross profit of the company's nurse and allied healthcare staffing segment divided by average travelers on assignment, divided by the number of days in the period presented.

(7)

Days filled is calculated by dividing the locum tenens hours filled during the period by 8 hours. Revenue per day filled and gross profit per day filled represent revenue and gross profit of the company's locum tenens staffing segment divided by days filled for the period presented.

AMN Healthcare Services, Inc. Condensed Consolidated Balance Sheets (in thousands) (unaudited)
	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 3,934	$ 1,883
Accounts receivable, net	137,634	127,464
Accounts receivable, subcontractor	15,824	17,082
Prepaid expenses	9,334	6,969
Income taxes receivable	3,271	3,760
Deferred income taxes, net	18,692	20,170
Other current assets	2,293	1,933
Total current assets	190,982	179,261
Restricted cash and cash equivalents	20,961	20,961
Fixed assets, net	20,797	21,777
Deposits and other assets	19,834	20,116
Deferred income taxes, net	243	243
Goodwill	154,485	154,176
Intangible assets, net	163,734	165,576

Total assets	$ 571,036	$ 562,110

Liabilities and stockholders' equity
Current liabilities:
Bank overdraft	$ 3,550	$ 4,463
Accounts payable and accrued expenses	46,682	45,867
Accrued compensation and benefits	45,760	38,060
Revolving credit facility	2,300	—
Current portion of notes payable	16,187	13,875
Deferred revenue	4,845	7,191
Other current liabilities	7,626	8,437
Total current liabilities	126,950	117,893

Notes payable, less current portion and discount	196,572	200,811
Other long-term liabilities	62,313	61,575
Total liabilities	385,835	380,279

Preferred Stock	28,168	28,376
Stockholders' equity	157,033	153,455

Total liabilities and stockholders' equity	$ 571,036	$ 562,110

AMN Healthcare Services, Inc. Condensed Consolidated Statements of Cash Flows (in thousands) (unaudited)
	Three Months Ended
	March 31,		December 31,
	2011	2010	2010

Net cash provided by operating activities	$ 5,564	$ 11,715	$ 4,849

Net cash used in investing activities	(1,687)	(668)	(2,805)

Net cash used in financing activities	(1,825)	(1,536)	(2,240)

Effect of exchange rates on cash	(1)	3	2

Net increase (decrease) in cash and cash equivalents	2,051	9,514	(194)

Cash and cash equivalents at beginning of period	1,883	27,053	2,077

Cash and cash equivalents at end of period	$ 3,934	$ 36,567	$ 1,883